Free Writing Prospectus pursuant to Rule 433 dated April 13, 2026

Registration Statement No. 333-284538

Market Linked Securities —Upside Participation to a Cap with Contingent Absolute Return and Fixed Percentage Buffered Downside Principal at Risk Securities Linked to a Basket due November 2, 2028

Summary of Terms			Underwriting discount:

up to 2.575% of the face amount*; Wells Fargo Securities, LLC (“WFS”) is the agent for the distribution of the securities. WFS will receive the underwriting discount of up to 2.575% of the aggregate face amount of the securities sold. The agent may resell the securities to Wells Fargo Advisors (“WFA”) at the original issue price of the securities less a concession of 2.00% of the aggregate face amount of the securities. In addition to the selling concession received by WFA, WFS advises that WFA may also receive out of the underwriting discount a distribution expense fee of 0.075% for each $1,000 face amount of a security WFA sells.

Company (Issuer) and Guarantor:	GS Finance Corp. (issuer) and The Goldman Sachs Group, Inc. (guarantor)
Market measure:

An unequally weighted basket (the “basket”) comprised of the following basket components (each referred to as a “basket component,” and collectively as the “basket components”). For each basket component, its weighting percentage also is set forth below:

	Basket Component	Weighting Percentage
	EURO STOXX 50® Index	40.00%
	Nikkei 225	25.00%

* In addition, in respect of certain securities sold in this offering, GS&Co. may pay a fee of up to 0.30% of the aggregate face amount of the securities sold to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

	FTSE® 100 Index	17.50%
	Swiss Market Index	10.00%
	S&P/ASX 200 Index	7.50%
Pricing date:	expected to be April 28, 2026

Hypothetical Payout Profile*

* assumes a maximum return of 43.25% of the face amount per security ($432.50 per security).

If the ending level is less than the threshold level, you will have 1-to-1 downside exposure to the decrease in the level of the basket in excess of the buffer amount and will lose some, and possibly up to 85.00%, of the face amount of your securities at maturity.

You should read the accompanying preliminary pricing supplement dated April 13, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

The securities are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●
Preliminary pricing supplement dated April 13, 2026
●
WFS product supplement no. 9 dated January 20, 2026
●
Underlier supplement no. 48 dated March 24, 2026
●
Prospectus supplement dated February 14, 2025
●
Prospectus dated February 14, 2025

Issue date:	expected to be May 1, 2026
Calculation day:	expected to be October 30, 2028
Stated maturity date:	expected to be November 2, 2028

Starting level:	100
Ending level:

the product of (i) 100 times (ii) the sum of (a) 1 plus (b) the sum of the products, as calculated for each basket component, of: (1) its basket component return multiplied by (2) its weighting percentage

Basket return:	ending level – starting level starting level
Initial basket component level:	with respect to a basket component, the closing level of such basket component on the pricing date
Final basket component level:	with respect to a basket component, the closing level of such basket component on the calculation date
Basket component return:

with respect to a basket component, its “basket component return” is the percentage change from its initial basket component level to its final basket component level, measured as follows:

final basket component level – initial basket component level initial basket component level

Maximum return:	at least 43.25% of the face amount per security (at least $432.50 per security)
Upside participation rate:	100%
Threshold level:	85.00% of the starting level
Buffer amount:	15.00%
Payment amount at maturity (for each $1,000 face amount of your securities):
•
if the ending level is greater than the starting level: $1,000 plus the lesser of:

(i) $1,000 × basket return × upside participation rate; and

(ii) the maximum return;

•
if the ending level is less than or equal to the starting level, but greater than or equal to the threshold level:

$1,000 + ($1,000 × absolute value of basket return); or

•
if the ending level is less than the threshold level:

$1,000 + [$1,000 × (basket return + buffer amount)]

The estimated value of your securities at the time the terms of your securities are set on the pricing date is expected to be between $925 and $955 per $1,000 face amount. See the accompanying preliminary pricing supplement for a further discussion of the estimated value of your securities.

CUSIP:	40059DAT4
Tax consequences:	See “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying preliminary pricing supplement

The securities have more complex features than conventional debt securities and involve risks not associated with conventional debt securities. See “Risk Factors” in this term sheet and in the accompanying preliminary pricing supplement. This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the basket components, the terms of the securities and certain risks.

About Your Securities

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 48, WFS product supplement no. 9 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 48, WFS product supplement no. 9 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 48, WFS product supplement no. 9 and preliminary pricing supplement if you so request by calling (212) 357-4612.

Risk Factors

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying WFS product supplement no. 9, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of risk factors discussed in the accompanying preliminary pricing supplement (but not those discussed in the accompanying WFS product supplement no. 9, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus). In addition to the below, you should read in full “Selected Risk Considerations” in the accompanying preliminary pricing supplement, “ Risk Factors” in the accompanying WFS product supplement no. 9, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 48, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
The Amount Payable on Your Securities Is Not Linked to the Level of Each Basket Component at Any Time Other Than the Determination Date
▪
You May Lose a Substantial Portion of Your Investment in the Securities
▪
Your Securities Do Not Bear Interest
▪
The Potential for the Value of Your Securities to Increase Will Be Limited
▪
The Lower Performance of One Basket Component May Offset an Increase in the Other Basket Components
▪
You Have No Shareholder Rights or Rights to Receive Any Basket Component Stock

▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

Additional Risks Related to the Basket Components

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of a Basket Component With Basket Component Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities.

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans
▪
The Tax Consequences of an Investment in Your Securities Are Uncertain
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

For details about the license agreement between each basket component sponsor and the issuer, see “The Underliers — EURO STOXX 50® Index”, “The Underliers — Nikkei 225” and “The Underliers — FTSE® 100 Index”, “The Underliers — Swiss Market Index” and “The Underliers — S&P/ASX 200 Index” on pages S-36, S-81, S-42, S-150 and S-107 of the accompanying underlier supplement no. 48, respectively.

Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo & Company.